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                                                                   EXHIBIT 10.60

May 12, 2003


Mr. Karl S. Puehringer
Zedernweg 6
80939 Munich
Germany

Dear Karl:

Pursuant to Paragraph 16 of the agreement dated September 19, 2001 between Baldwin Technology Company, Inc. (the "Company") and you (the "Agreement"), and the Amendment dated February 14, 2003 between the Company and you (the "Amendment"), the Agreement and Amendment are hereby changed, effective May 12, 2003, as follows:

The Amendment is cancelled effective May 12, 2003. Paragraph 8G of the Agreement is changed by deleting that Paragraph in its entirety and inserting in its place the following new Paragraph 8G:

G. Events. If any of the following described events occurs during the term of your employment hereunder, you may terminate your employment hereunder by written notice to the Company either prior to, or not more than six (6) months after the happening of such event. In such event, your employment hereunder will be terminated effective as of the later of ten (10) days after the notice or ten (10) days after the event, and the Company shall make to you the same payments that the Company would have been obligated to make to you under Paragraph 8A hereof if the Company had terminated your employment hereunder effective on such date, except that if either of the events described under 8G(i) or 8G(iii) occurs and you terminate your employment as provided above in the Paragraph 8G, you will receive all payments as outlined in 8A(i), (ii), (iii) and (iv) and a severance payment (in place of compensation that would have been paid during the notice period in Paragraph 8A) in an amount equal to and totaling your then annual base rate of compensation.

      (i) Any merger or consolidation by the Company with or into any other entity or any sale by the Company of substantially all of its assets; provided, however, that such event shall not be deemed to have occurred under this clause if consummation of the transaction would result in at least fifty (50%) percent of the total voting power represented by the voting securities of the Company outstanding immediately after such transaction being beneficially owned by holders of outstanding voting securities of the Company immediately prior to the transaction.

      (ii) Any change of the majority of the directors of the Company occurring within any thirteen (13) month period.

      (iii) The adoption by the Company of any plan of liquidation providing for the distribution of all or substantially all of its assets.
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      (iv)  A material diminution in your duties, or assignment to you of duties that are materially inconsistent with your duties or that materially impair your ability to function as the Vice President of Operations of the Company if such diminution or assignment has not been cured within thirty (30) days after written notice thereof has been given by you to the Company.

All other sections of the Agreement shall remain in full force and effect as originally agreed to.

BALDWIN TECHNOLOGY COMPANY, INC.

By:


        Gerald A. Nathe
        Its Chairman, President and CEO

AGREED TO AND ACCEPTED:


         Karl S. Puehringer